Exhibit 99.1

Argan, Inc. Reports Third Quarter Results

December 9, 2020 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its third quarter ended October 31, 2020. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information (dollars in thousands, except per share data)

	October 31,
	2020	2019	Change
For the Quarter Ended:
Revenues	$127,331	$58,406	$68,925
Gross profit	20,343	5,992	14,351
Gross margin %	16.0%	10.3%	5.7%
Net income (loss) attributable to the stockholders of the Company	$9,454	$(6,855)	$16,309
Diluted per share	0.60	(0.44)	1.04
Cash dividends per share	0.25	0.25	—

	October 31,	January 31,
	2020	2020	Change
As of:
Cash, cash equivalents and short-term investments	$443,230	$327,862	$115,368
Net liquidity (1)	277,790	277,721	69
RUPO (2)	604,660	781,400	(176,740)

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.
(2)	The amount of remaining unsatisfied performance obligations (“RUPO”) represents the unrecognized amount of transaction price for active contracts with customers.

Consolidated revenues for the quarter ended October 31, 2020 were $127.3 million, which represented an increase of $68.9 million, or 118%, from consolidated revenues of $58.4 million reported for the three months ended October 31, 2019. The increase was primarily due to increasing revenues at Gemma Power Systems (“GPS”) associated with the construction of the Guernsey Power Station, which did not commence until the third quarter last year.

During October 2020, Atlantic Projects Company (“APC”) and its customer agreed to additional contractual changes that effectively completed the fixed price TeesREP subcontract and that establishes a time-and-materials contractual arrangement covering any additional works requested by APC’s customer until the overall completion of the power plant construction. The effects of the contract changes and amounts earned on the performance of related construction activity resulted in consolidated gross profit for the third quarter in the amount of $2.8 million on the project. As APC completes this three and a half year project in the coming months, the expected final amount of the TeesREP fixed-price subcontract loss is $29.5 million.

Even with increased revenues, we believe that all of our businesses were adversely impacted during the three months ended October 31, 2020, to some degree, by continuing difficulties presented by the COVID-19 outbreaks. These difficulties include delayed project starts and awards, restrictive and reduced work environments, additional health and safety costs, and complying with various government lockdowns and restrictions.

Consolidated gross profit for the three months ended October 31, 2020 was $20.3 million, or 16.0% of the corresponding consolidated revenues, which reflected the favorable impacts of the higher consolidated revenues and the adjustments recorded in connection with the negotiation of the latest change to the TeesREP subcontract.

Selling, general and administrative expenses for the three months ended October 31, 2020 and 2019 were $9.4 million and $12.1 million, respectively. The decline was due primarily to the increased utilization of staff by GPS on the Guernsey Power Station and reductions in the costs of travel reflecting COVID-19 restrictions. Due in part to the extremely low rates of return on amounts invested in cash equivalents during the current year, other income declined to $0.2 million for the three months ended October 31, 2020 from $3.6 million for the comparable quarter of the prior year despite the increase in the amount of invested funds between years. In addition, other income for the three months ended October 31, 2019 included a pre-tax gain of $2.2 million which was recorded by the consolidated variable interest entity in connection with the grant of a utility easement at the planned site of a new gas-fired power plant. This gain was also reflected in the amount of net income attributable to non-controlling interests for the three months ended October 31, 2019.

With results reflecting primarily the factors identified above, the consolidated net income attributable to Argan’s stockholders was $9.5 million, or $0.60 per diluted share, for the three months ended October 31, 2020. The Company paid its regular quarterly cash dividend of $0.25 per share to its shareholders on October 30, 2020.

As of October 31, 2020, cash, cash equivalents and short-term investments totaled $443 million and net liquidity was $278 million; furthermore, the Company had no debt. The Company’s consolidated amount of RUPO, which represents an accounting value for active work, was approximately $0.6 billion as of October 31, 2020.

The aggregate amount of the rated power represented by the natural gas-fired power plants for which GPS has signed EPC contracts, including the Guernsey Power Station and certain plants that will have the ability to burn natural gas mixed with green hydrogen as fuel, is approximately 6.4 gigawatts with an aggregate contract value of approximately $3.0 billion. For those contracts not already included in project backlog, the Company anticipates adding them closer to their respective expected start dates when the projects complete key development milestones and obtain financing commitments. For all projects, the start date for construction is primarily controlled by the project owners.

Management Comment

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “We are pleased with the continued improvement in our financial results and strong performance of our employees during this COVID-19 pandemic. GPS continues to increase activities and execute on the Guernsey project which is the largest in our history. Our other subsidiaries have generally increased the number of revenue opportunities and we believe these positive trends will continue. While certain EPC project development timelines have proven to be longer than originally anticipated and it is possible that some of these projects ultimately will not be built, we have approximately $3.0 billion in signed EPC contracts for power plant projects. Even though many factors are out of our control, we are optimistic that we will receive the construction go ahead on several of these projects and others over the next twelve months. We look forward to increasing revenues and financial performance next year and extend our sincere wishes to all for safety during these challenging times.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and the Company’s future financial performance is subject to risks and uncertainties including but not limited to APC’s ability to complete its loss subcontract without additional unfavorable effects, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s success in minimizing the adverse impacts of the COVID-19 pandemic on the Company’s businesses. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the number of factors described from time to time in the Company’s SEC filings. In addition, reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2020	2019	2020	2019
REVENUES	$127,331	$58,406	$274,971	$171,009
Cost of revenues	106,988	52,414	234,989	183,078
GROSS PROFIT (LOSS)	20,343	5,992	39,982	(12,069)
Selling, general and administrative expenses	9,398	12,135	28,827	31,761
Impairment loss	—	—	—	2,072
INCOME (LOSS) FROM OPERATIONS	10,945	(6,143)	11,155	(45,902)
Other income, net	175	3,578	1,714	7,472
INCOME (LOSS) BEFORE INCOME TAXES	11,120	(2,565)	12,869	(38,430)
Income tax (expense) benefit	(1,666)	(1,996)	1,391	4,936
NET INCOME (LOSS)	9,454	(4,561)	14,260	(33,494)
Net income (loss) attributable to non-controlling interests	—	2,294	(40)	2,007
NET INCOME (LOSS) ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	9,454	(6,855)	14,300	(35,501)
Foreign currency translation adjustments	(321)	235	(650)	(825)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$9,133	$(6,620)	$13,650	$(36,326)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.60	$(0.44)	$0.91	$(2.27)
Diluted	$0.60	$(0.44)	$0.91	$(2.27)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,680	15,633	15,659	15,617
Diluted	15,833	15,633	15,795	15,617

CASH DIVIDENDS PER SHARE	$0.25	$0.25	$1.75	$0.75

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	October 31,	January 31,
	2020	2020 (1)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$353,213	$167,363
Short-term investments	90,017	160,499
Accounts receivable, net	30,607	37,192
Contract assets	27,223	33,379
Other current assets	37,760	23,322
TOTAL CURRENT ASSETS	538,820	421,755
Property, plant and equipment, net	20,966	22,539
Goodwill	27,943	27,943
Other purchased intangible assets, net	4,324	5,001
Deferred taxes	—	7,894
Right-of-use and other assets	3,447	2,408
TOTAL ASSETS	$595,500	$487,540

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$48,836	$35,442
Accrued expenses	51,650	35,907
Contract liabilities	160,544	72,685
TOTAL CURRENT LIABILITIES	261,030	144,034
Deferred taxes	472	—
Other noncurrent liabilities	3,334	2,476
TOTAL LIABILITIES	264,836	146,510

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,693,202 and 15,638,202 shares issued at October 31 and January 31, 2020, respectively; 15,689,969 and 15,634,969 shares outstanding at October 31 and January 31, 2020, respectively	2,354	2,346
Additional paid-in capital	152,149	148,713
Retained earnings	176,186	189,306
Accumulated other comprehensive loss	(1,766)	(1,116)
TOTAL STOCKHOLDERS’ EQUITY	328,923	339,249
Non-controlling interests	1,741	1,781
TOTAL EQUITY	330,664	341,030
TOTAL LIABILITIES AND EQUITY	$595,500	$487,540

(1)	Amounts derived from audited consolidated financial statements.